EXHIBIT 21

Subsidiaries of Registrant

As of January 2, 2010

Subsidiaries	State or Jurisdiction of Incorporation	Percentage of Voting Securities Owned

AiC Analysts Limited	United Kingdom	100.0%

Medical Concepts Staffing, Inc.	Minnesota	100.0%

Analysts International Strategic Sourcing Services, LLC	Minnesota	100.0%

Analysts International Business Resources Services, LLC	Minnesota	100.0%

Analysts International Business Solutions Services, LLC	Minnesota	100.0%

Analysts International Management Services, LLC	Minnesota	100.0%